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                                                                    EXHIBIT 99.1

                                ABLE ENERGY, INC.
                                  PRESS RELEASE


NASDAQ COMMON STOCK SYMBOL:         ABLE
BOSTON STOCK EXCHANGE SYMBOL:       AEI
FOR IMMEDIATE RELEASE

          ABLE ENERGY, INC., FILES FORM 8K-ANNOUNCING INTENT TO ACQUIRE
                    GSN INTERSTATE TRUCK STOP NETWORK, INC.

Rockaway, New Jersey (August 15, 2005) - Able Energy, Inc. ("Able") (NASDAQ:"ABLE") announced today that it has filed Form 8-K with the Securities and Exchange Commission stating that it has entered into an assignment agreement with TruckStops Direct (TSD) wherein TSD has assigned to the Company all of its rights in an executed letter of intent with GSN Interstate Truck Stop Network Inc. (GSN). This agreement was entered into on the company's behalf by Truck Stops Direct, an affiliate of All American Plazas, Inc. The company proposes to purchase GSN for a price of $2 million dollars.

GSN Interstate Truck stops, located in Janesville, Wisconsin consists of 160 locations that should complement the company's business. It should be noted that TruckStops Direct, an affiliate of All American Plazas, operates a similar business as GSN with 150 independent truck plazas. Closing on this acquisition is expected to be within 60 days of the date of this release.

Commenting on this acquisition, Christopher Westad, Able Energy's President and CEO, stated, "Able Energy is looking forward to growing our business through this acquisition. The business platforms of both GSN Interstate and Truck Stops Direct are complimentary to the workings of PriceEnergy.com. By way of a special fuels purchase agreement that All American Plazas and Able Energy currently have, we should be able to substantially increase our fuel distribution and dealer network to grow our business into additional geographic areas."

Able is a holding company for five operating subsidiaries, which are engaged in the retail distribution of, and the provision of services relating to home heating oil, diesel fuel, gasoline, kerosene, and in addition, Able provides complete HVAC installation and repair.

Able's common stock is traded on the Nasdaq SmallCap Market under the symbol "ABLE" and on the Boston Stock Exchange under the symbol "AEI".


For information contact
Christopher P. Westad, President
(973) 625-1012